Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements (the “Unaudited Pro Forma Financial Statements”) have been derived by the application of pro forma adjustments to the historical unaudited consolidated interim financial statements of Knight and GETCO and the historical audited consolidated financial statements of Knight and GETCO. The historical financial statements of GA-GTCO contained principally GA-GTCO’s investment in GETCO. As a first step of the Mergers, GA-GTCO Interholdco, LLC, which was the holder of all of the interests in GA-GTCO, exchanged its interests in GA-GTCO for shares of common stock and warrants of KCG in the merger of GA-GTCO with and into GA-GTCO Acquisition, LLC, a wholly owned direct subsidiary of KCG. The units of GETCO acquired by GA-GTCO Acquisition, LLC in the GA-GTCO merger were cancelled as part of the Mergers. The historical financial statements of GA-GTCO also included certain assets and liabilities ancillary to its investment in GETCO that were removed from GA-GTCO’s financial statements prior to the closing of the GA-GTCO merger and therefore not transferred to KCG as part of the Transactions (as defined below). The only assets of GA-GTCO that remained at and after the time of closing are potential tax receivables, which are required to be paid to GA-GTCO Interholdco, LLC upon receipt pursuant to the Merger Agreement. Accordingly, the acquisition of GA-GTCO had no impact on the Unaudited Pro Forma Financial Statements and as a result information about GA-GTCO has not been included in this analysis.

The unaudited pro forma condensed combined consolidated statement of financial condition (the “Unaudited Pro Forma Balance Sheet”) at June 30, 2013 gives effect to the Mergers, including: (i) the accounting acquisition of Knight by GETCO, (ii) the debt financing as part of the transactions and repayment of a portion of existing GETCO and Knight long-term debt, (iii) the cash election by former holders of Knight common stock, as discussed in more detail below, (iv) the capital contribution by affiliates of General Atlantic to GETCO (together with (i), (ii), and (iii), the “Transactions”) and (v) such other adjustments as described in the notes below as if the Transactions occurred on June 30, 2013.

The unaudited pro forma condensed combined consolidated statements of operations (the “Unaudited Pro Forma Income Statements”) for the six months ended June 30, 2013 and the year ended December 31, 2012, give effect to the Transactions as if they had occurred on January 1, 2012, and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

Note that certain reclassifications have been made to the historical financial statements of GETCO and Knight to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of KCG would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the assumptions and information available at the time of the preparation of this Form 8-K/A. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Income Statements, expected to have a continuing impact on the combined results of KCG. As such, the Unaudited Pro Forma Income Statements for the six months ended June 30, 2013 and the year ended December 31, 2012 presented herein do not reflect non-recurring charges that will be or have been incurred in connection with the Transactions. The Unaudited Pro Forma Income Statements also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Transactions nor do they include any costs associated with severance, exit or disposal of businesses or assets, restructuring or integration activities resulting from the Transactions, as they are currently not known, and to the extent they arise, they are expected to be non-recurring and have not been incurred as of the closing date of the Mergers. However, such costs could affect the combined company following the Mergers in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Mergers.

The Unaudited Pro Forma Financial Statements have been prepared giving effect to the accounting acquisition of Knight by GETCO in a transaction to be accounted for as a purchase in accordance with ASC Topic No. 805, Business Combinations. Under the acquisition method of accounting, the total purchase price, calculated as described in the notes to the Unaudited Pro Forma Financial Statements, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

The final purchase price allocation is based on the actual net tangible and intangible assets and the asset and liability valuation that exist as of the acquisition date. Any subsequent adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in differences when compared to the pro forma adjustments included in the Unaudited Pro Forma Financial Statements presented herein. Significant adjustments may change amounts allocated to assets and liabilities and could result in a material increase or decrease in pro forma depreciation or amortization expense. Estimates related to the determination of the useful lives of assets acquired may also change, which could result in a material increase or decrease in pro forma depreciation or amortization expense.

The pro forma adjustments represent KCG managements’ estimates based on information currently available as of the date of this Form 8-K/A and are subject to change as additional information becomes available and additional analyses are performed.

Overview

The Unaudited Pro Forma Financial Statements are based on the former Knight stockholders’ election to receive the maximum amount of cash consideration of $720.0 million as described in the Merger Agreement.

Each remaining share of Knight common stock held by former Knight stockholders has been exchanged on a three-for-one basis for KCG common stock. This resulted in former GETCO unitholders owning approximately 64.5% of KCG (excluding shares of KCG common stock issuable upon exercise of the warrants). GETCO has been deemed the accounting acquirer of Knight and the acquisition will be treated as a reverse merger based on the controlling ownership position of the former GETCO unitholders.

KCG refinanced approximately $272.0 million of existing Knight and GETCO debt based on the terms of the commitment letter. KCG borrowed $840.0 million, with $535.0 million borrowed under the first lien term loan facility and $305.0 million borrowed as second lien notes. Also, $55.0 million of additional contributions was sourced from affiliates of General Atlantic to GETCO immediately prior to the consummation of the Mergers.

In the accompanying notes, we describe the assumptions underlying the pro forma adjustments. The Unaudited Pro Forma Financial Statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Financial Statements;

•	the separate historical audited consolidated financial statements of GETCO as of and for the year ended December 31, 2012, included in KCG’s Amendment No. 1 to Form S-4 filed on April 15, 2013;

•	the separate historical unaudited consolidated interim financial statements of GETCO as of and for the three and six months ended June 30, 2013, included in KCG’s Current Report on Form 8-K filed on August 9, 2013;

•	the separate historical audited consolidated financial statements and notes thereto of Knight as of and for the year ended December 31, 2012, included in Knight’s Current Report on Form 8-K filed on May 13, 2013; and

•	the separate historical unaudited consolidated interim financial statements and notes thereto of Knight as of and for the three and six months ended June 30, 2013, included in KCG’s Quarterly Report on Form 10-Q filed on August 9, 2013.

For additional information relating to the Mergers and KCG see the Registration Statement on Form S-4 (Registration No. 333-186624) filed by KCG with respect to the Mergers, the Form 8-K’s filed by KCG on July 1, 2013 and any subsequent reports or documents KCG files with or furnishes to the SEC.

KCG Holdings, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition

June 30, 2013

(dollars and shares in thousands, except per share data)

	Unaudited Historical		Pro Forma Adjustments
	GETCO	Knight	Remove Urban (a)	Other Adjustments	Note		Share Repurchase & Debt Refinancing	Note	Purchase Price Adjustments	Note	KCG Pro Forma
Assets
Cash and cash equivalents	$774,583	$522,318	$(13,185)	$55,000	(b)		$(612,414)	(b)	$—		$726,302
Cash and securities segregated under federal and other regulations	—	203,045	—	—			—		—		203,045
Receivable from brokers, dealers, exchanges and clearing organizations	350,691	1,366,974	—	—			—		—		1,717,665
Financial instruments owned, at fair value	567,350	7,395,982	(5,458,053)	—			—		—		2,505,279
Securities borrowed	97,123	1,158,981	—	—			—		—		1,256,104
Investments	240,854	80,281	—	(204,182)	(d)		—		24,277	(c)	141,230
Intangible assets, less accumulated amortization	43,409	49,645	(1,400)	—			—		117,484	(c)	209,138
Goodwill	4,600	196,113	—	—			—		(170,513)	(c)	30,200
Assets within discontinued operations	—	108,804	—	—			—		—		108,804
Income taxes receivable	—	6,486	—	—			—		972	(c)	7,458
Fixed assets and leasehold improvements, less accumulated depreciation and amortization	81,357	90,535	(1,440)	—			—		(16,377)	(c)	154,075
Other assets	34,407	253,847	40,445	102,251	(e)		139,903	(b)	(35,872)	(c)	534,981

Total assets	$2,194,374	$11,433,011	$(5,433,634)	$(46,932)			$(472,510)		$(80,029)		$7,594,280

Liabilities and Equity
Financial instruments sold not yet purchased, at fair value	$742,661	$1,512,983	$—	$—			$—		$—		$2,255,644
Payable to brokers, dealers and clearing organizations	34,101	635,914	—	—			—		—		670,015
Collateralized financings	—	6,552,106	(5,385,895)	—			—		—		1,166,211
Payable to customers	—	527,918	—	—			—		—		527,918
Accrued compensation expense	39,140	109,453	(2,044)	—			—		—		146,549
Liabilities within discontinued operations	—	84,535	—	—			—		—		84,535
Accrued expenses and other liabilities	150,554	181,938	(45,694)	—			220,230	(b)	—		507,029
Long-term debt	324,874	346,449	—	—			27,259	(b)	28,551	(c)	727,133

Total liabilities	1,291,330	9,951,296	(5,433,634)	—			247,489		28,551		6,085,033

Equity
Members equity	784,578	—	—	(784,578)	(e	)	—		—		—
Common stock	—	4,492	—	569	(b	), (d), (e)	(645)	(b)	(3,248)	(f)	1,168
Additional paid-in capital	—	1,683,390	—	855,947	(b	), (d), (e)	(719,355)	(b)	(311,499)	(f)	1,508,482
Retained earnings	—	670,423	—	—			—		(670,423)	(f)	—
Treasury stock, at cost	—	(870,819)	—	—			—		870,819	(f)	—
Accumulated other comprehensive income (loss)	118,466	(5,771)	—	(118,869)	(d	)	—		5,771	(f)	(403)

Total Equity	903,044	1,481,715	—	(46,932)			(720,000)		(108,580)		1,509,247

Total Liabilities and Equity	$2,194,374	$11,433,011	$(5,433,634)	$(46,932)			$(472,510)		$(80,029)		$7,594,280

Book value per share											$12.92

Pro forma shares outstanding											116,849

See accompanying notes to the Unaudited Pro Forma Financial Statements

KCG Holdings, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the six months ended June 30, 2013

(dollars and shares/units in thousands, except per share data)

	Unaudited Historical		Pro Forma Adjustments
	GETCO	Knight	Remove Urban (a)	Other Adjustments	Note	Debt Refinancing	Note	Purchase Price Adjustments	Note	KCG Pro Forma
Revenues
Total Revenues	$230,969	$599,690	$(70,323)	$—		$—		$—		$760,336

Expenses
Employee compensation and benefits	101,661	243,070	(14,297)	(1,648)	(i)	—		—		328,786
Execution and clearance fees	86,908	101,881	(5,128)	—		—		—		183,661
Communications and data processing	40,041	45,377	(533)	1,832	(i)	—		—		86,717
Depreciation and amortization	15,913	19,632	(1,115)	—		—		5,544	(h)	39,973
Professional fees	30,264	35,438	(532)	(45,255)	(i)	—		—		19,915
Occupancy and equipment rentals	8,184	10,682	(867)	—		—		—		17,999
Writedown of assets and lease loss accrual	3,697	17,787	(17,787)	—		—		—		3,697
Payments for order flow	1,701	64,592	(21,084)	—		—		—		45,209
Interest	2,645	26,325	(2,156)	—		5,870	(j)	—		32,684
Other	16,871	38,221	(7,069)	45	(i)	2,154	(j)	—		50,222

Total expenses	307,885	603,005	(70,568)	(45,026)		8,023		5,544		808,863

Income (loss) before income taxes	(76,916)	(3,315)	244	45,026		(8,023)		(5,544)		(48,528)
Provision (benefit) for income taxes	5,289	7,982	93	(18,561)	(g)	(3,169)	(g)	(2,190)	(g)	(10,556)

Net income (loss)	$(82,205)	$(11,297)	$152	$63,587		$(4,854)		$(3,354)		$(37,972)

Basic earnings (loss) per share/unit from continuing operations (k)	$(7.30)	$(0.04)								$(0.32)

Diluted earnings (loss) per share/unit from continuing operations (k)	$(7.30)	$(0.04)								$(0.32)

Weighted average shares/units outstanding - Basic	8,055	306,879								116,849

Weighted average shares/units outstanding - Diluted	8,055	306,879								116,849

See accompanying notes to the Unaudited Pro Forma Financial Statements

KCG Holdings, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the year ended December 31, 2012

(dollars and shares/units in thousands, except per share data)

	Unaudited Historical		Pro Forma Adjustments
	GETCO	Knight	Remove Urban (a)	Other Adjustments	Note	Debt Refinancing	Note	Purchase Price Adjustments	Note	KCG Pro Forma
Revenues
Total Revenues	$551,536	$590,251	$(116,096)	$—		$—		$—		$1,025,691

Expenses
Employee compensation and benefits	161,356	407,326	(21,696)	(3,307)	(i)	—		—		543,679
Execution and clearance fees	185,790	195,372	(10,372)	—		—		—		370,790
Communications and data processing	84,054	88,966	(865)	5,955	(i)	—		—		178,110
Depreciation and amortization	34,939	43,148	(2,793)	—		—		11,151	(h)	86,445
Professional fees	19,236	29,746	(2,064)	(12,162)	(i)	—		—		34,756
Occupancy and equipment rentals	16,046	22,180	(1,786)	—		—		—		36,440
Writedown of assets and lease loss accrual	—	28,732	(1,381)	—		—		—		27,351
Payments for order flow	3,266	90,608	(27,346)	—		—		—		66,528
Interest	2,665	51,044	(3,562)	—		29,458	(j)	—		79,605
Other	17,757	46,019	(8,225)	1,619	(i)	5,413	(j)	—		62,583

Total expenses	525,109	1,003,141	(80,091)	(7,895)		34,871		11,151		1,486,286

Income (loss) before income taxes	26,427	(412,890)	(36,005)	7,895		(34,871)		(11,151)		(460,595)
Provision (benefit) for income taxes	10,276	(146,293)	(13,682)	163	(g)	(10,656)	(g)	(4,237)	(g)	(164,429)

Net income (loss) from continuing operations	$16,151	$(266,597)	$(22,323)	$7,732		$(24,216)		$(6,913)		$(296,166)

Basic earnings (loss) per share/unit from continuing operations (k)	$1.29	$(5.38)								$(2.53)

Diluted earnings (loss) per share/unit from continuing operations (k)	$1.29	$(5.38)								$(2.53)

Weighted average shares/units outstanding - Basic	8,639	119,376								116,849

Weighted average shares/units outstanding - Diluted	8,639	119,376								116,849

See accompanying notes to the Unaudited Pro Forma Financial Statements

Notes to the Unaudited Pro Forma Financial Statements

The Unaudited Pro Forma Financial Statements include certain pro forma adjustments to give effect to the Mergers. The pro forma adjustments are as follows:

a)	On July 29, 2013, KCG entered into an agreement to sell its reverse mortgage origination and securitization business, Urban Financial Group, Inc. (“Urban”), to an investor group. The transaction is expected to be completed in the fourth quarter of 2013, however, there can be no assurance as to whether the Urban transaction will ultimately be consummated. As a result, all financial information pertaining to Urban has been eliminated from the Unaudited Pro Forma Financial Statements. Completion of the sale is subject to certain customary closing conditions, including receipt of required regulatory approvals by the Government National Mortgage Association (“GNMA”), the U.S. Department of Housing and Urban Development, the Federal National Mortgage Association, and states and territories in which Urban operates, and the absence of any law or order prohibiting the consummation of the sale of Urban.

Unaudited Pro Forma Balance Sheet:

b)	The Unaudited Pro Forma Balance Sheet reflects the incurrence of debt, repayment of existing debt, use of cash on hand, contribution of equity, payment of acquisition consideration (stock consideration only) and the payment of fees and expenses in connection with the Mergers as if they had occurred on June 30, 2013 as follows:

	Sources of Funds		Uses of Funds
First Lien Term Loans (i)	$535,000	Repayment of Knight debt (iv)	$260,422
Second Lien Term Notes (i)	305,000	Funds in cash collateral account (iv)	117,259
Internal cash utilized (ii)	300,279	Repayment of GETCO debt (v)	18,151
General Atlantic additional (iii) contribution	55,000	Cash election (vii)	720,000
		Debt placement costs (vi)	34,937
		Deal fees (vi)	44,509

	$1,195,279		$1,195,279

i.	Represents amount KCG borrowed under the first lien term loan facility ($535.0 million) and second lien term notes ($305.0 million). $235.0 million of the first lien term loan facility is payable within 12 months of the closing of the Mergers and is included as an increase in accrued expenses and other liabilities. The balance of these borrowings, net of repayments described below, are included as an increase in long-term debt in Share Repurchases & Debt Refinancing.
ii.	Represents pro forma cash on hand at both Knight and GETCO at June 30, 2013 used to finance the Mergers.
iii.	Represents the capital contribution from affiliates of General Atlantic to GETCO immediately prior to the consummation of the Mergers. The contribution is accounted for as an increase in Additional paid-in capital of $55.0 million and Common stock of a number that rounds to $0.0 million. These amounts are included in Other Adjustments.
iv.	As a result of the Mergers, Knight’s $375.0 million of existing cash convertible notes became puttable to Knight by the holders if done so by the August 2, 2013 deadline. $375.0 million of cash proceeds from the first lien term loan facility was deposited in a cash collateral account, which is included in Other assets, to be used to repurchase the cash convertible notes pursuant to the put right, open market repurchases, tender offers and / or at maturity. As of the date of this report, $257.7 million in principal amount of the cash convertible notes have been repurchased, with funds coming from the cash collateral account. The repurchase of these cash convertible notes also included the payment, from the cash and cash equivalents balance, of accrued interest on the repurchased notes of $2.7 million. These amounts are included in Share Repurchases & Debt Refinancing.

v.	Represents $15.0 million of long term notes payable included in long-term debt and $3.2 million of interest payable included in accrued expenses and other liabilities. These amounts are included in Share Repurchases & Debt Refinancing.
vi.	To effect the Mergers, GETCO and Knight incurred approximately $79.4 million of transaction expenses representing approximately $44.5 million to be expensed as deal fees and $34.9 million in capitalized deferred debt placement costs to be amortized over the lives of the debt described in i. above. Included in the $34.9 million are $12.3 million in debt placement costs already capitalized as of June 30, 2013. Included in the $44.5 million of expensed fees are fees of $8.9 million related to a second lien bridge facility that KCG did not utilize.
vii.	Represents the former Knight stockholders’ election to receive cash for their Knight common stock. As a result of this election, 192.0 million Knight common shares (or 64.0 million common shares, based on the three for one exchange ratio) were repurchased. These common shares amount to $0.6 million of par value (based on par value of $0.01 per share) and $719.4 million of Additional paid-in capital. These amounts are included in Share Repurchases & Debt Refinancing.

c)	The acquisition of Knight will be accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805 Business Combinations. The final purchase price allocation will be based on the actual net tangible and intangible assets and the asset and liability valuations that exist as of the acquisition date. Any subsequent adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in differences when compared to the pro forma adjustments included in the Unaudited Pro Forma Financial Statements presented herein. Significant adjustments could change amounts allocated to assets and liabilities and could result in a material increase or decrease in pro forma depreciation or amortization expense. Estimates related to the determination of the useful lives of assets acquired may also change, which could result in a material increase or decrease in pro forma depreciation or amortization expense.

Purchase Price Calculations		(in thousands)
Total Consideration	Basis of Calculation	Total
Estimated fair value of KCG shares issued to current Knight shareholders	303.3 M shares @ $3.75	$1,137,485
Vested RSU’s (i)	3.3 M shares @ $3.75	12,425
Non-vested RSU’s deemed vested (i)	9.8 M shares @ $3.75	9,937
Existing GETCO ownership of Knight	56.9 M shares @ $3.75	213,287

Total Consideration		$1,373,135

Identifiable Net Assets
Cash and cash equivalents		$522,318
Cash and securities segregated under federal and other regulations		203,045
Receivable from brokers, dealers, exchanges and clearing organizations		1,366,974
Financial instruments owned, at fair value		7,395,982
Securities borrowed		1,158,981
Investments (ii)		104,558
Intangible assets (iii)		167,129
Assets within discontinued operations		108,804
Income taxes receivable (v)		7,458
Fixed assets and leasehold improvements, net (iv)		74,158
Other assets (v)		217,975

Total Assets		11,327,382

Financial instruments sold, not yet purchased, at fair value		1,512,983
Payable to brokers, dealers and clearing organizations		635,914
Collateralized financings		6,552,106
Payable to customers		527,918
Accrued compensation expense		109,453
Liabilities within discontinued operations		84,535
Accrued expenses and other liabilities		181,938
Long-term debt (vi)		375,000

Total Liabilities		9,979,847

Total identified assets acquired, net of assumed liabilities		1,347,535

Goodwill (vii)		$25,600

i.

Vested RSUs represent outstanding Knight RSUs at June 30, 2013 which, based upon the terms of such RSUs, vested upon the Mergers. Upon completion of the Mergers, each such vested RSU was converted into one third of a share of common stock of KCG. As such, these RSUs are included in deal consideration. Non-vested RSUs represent outstanding Knight RSUs at June 30, 2013 which, based upon the terms of such RSUs, did not vest upon the Mergers. Upon completion of the Mergers, each such unvested Knight RSU was converted into one third of a

KCG RSU with the same terms and conditions (including vesting) as the Knight RSU. The portion of the converted RSUs that is being included in Total Consideration has been determined pursuant to ASC 805-30-30-9 through 13 based on fair values of the replacement awards less the amount attributed to pre-merger service. At June 30, 2013, there were also outstanding Knight options to purchase shares of Knight common stock. These options, which vested upon completion of the Mergers and converted into options to purchase KCG common stock on the same terms and conditions (other than vesting) as the Knight options, with the number of shares subject to the converted option and the per share exercise price of such option adjusted using the three for one ratio, have not been included in the determination of purchase consideration because none of the Knight options were exercised prior to the completion of the Mergers because their exercise prices, which ranged from $7.90 to $19.36, were greater than the Knight merger consideration of $3.75. In addition, the intrinsic value of these options as measured by a Black-Scholes valuation is not significant.
ii.	Represents the impact of adjusting Knight’s existing investments to fair value at the time of the Mergers (representing an increase in investments of $24.3 million).
iii.	Represents acquired identifiable intangible assets of $167.1 million primarily related to technology, customer relationships and trade name, which is an increase of $117.5 million from Knight’s intangible asset balance as of June 30, 2013.
iv.	Reflects capitalized internally developed software previously included in fixed assets and leasehold improvements, less accumulated depreciation and amortization now included as technology intangibles ($16.4 million) as a result of the business combination.
v.	Reflects a $32.9 million reduction in net deferred tax assets and an increase of $1.0 million in current taxes receivable related to the preliminary purchase price adjustments primarily related to changes in goodwill and intangibles. At June 30, 2013, Knight had historical goodwill and intangibles of $245.8 million comprising goodwill of $196.1 million and intangible assets, net of accumulated amortization of $49.6 million. A portion of the existing Knight goodwill ($134.2 million) is not deductible for income tax purposes and therefore is not included in the current net deferred tax asset. As indicated above, Knight’s intangibles have an estimated fair value of $167.1 million at June 30, 2013. Adjustments to other assets also includes a reduction of the fair value of Knight’s exchange memberships by $0.1 million, and the elimination of the deferred debt issuance costs, which was a reduction to other assets of $2.9 million.
vi.	Reflects the impact of the change in control provision at the date of the Mergers on the existing Knight debt (resulting in an increase of $28.6 million). This $28.6 million plus the $346.4 million fair value of this debt equals $375.0 million, which is the fair value at the time of the Mergers.
vii.	Represents a reduction of $170.5 million in Knight’s goodwill balance as of June 30, 2013.

d)	Represents the elimination of the GETCO investment in Knight Common stock at fair value ($204.2 million), which includes $118.9 million recorded in accumulated other comprehensive income (loss) relating to unrealized gain on this investment through June 30, 2013. In conjunction with the elimination of GETCO’s investment in Knight, the common stock of Knight equivalent to this investment (56.9 million common shares, or 19.0 million common shares post three for one conversion) was cancelled. These amounts are included in Other Adjustments.

e)	As a result of the Mergers, the GETCO partnership structure is treated as being recast into a corporate structure (for accounting purposes). The following assumptions have been made:

i.	Common stock reflects the KCG share equivalent at par value of $0.01 ($0.7 million) based on 71.0 million shares issued to GETCO Class A, Class B and Class P unitholders based on the agreed conversion ratios, and 4.9 million shares issued to GA-GTCO for their $55.0 million contribution outlined in (b) above.

ii.	As of June 30, 2013, GETCO will record a deferred tax asset to reflect the beginning deferred tax balance at the transaction date. The deferred tax asset is created by the following book and tax differences as of June 30, 2013 (in thousands).

June 30, 2013
Intangible assets	$(2,412)
Fixed assets	(13,645)
Investments	90,175
Intangibles as part of equity*	212,295
Timing of other expenses	5,732

Total deferred items	292,145
Effective tax rate for deferred tax assets	35%

Deferred tax asset	$102,251

*	Represents amortizable intangibles from partner repurchases and sales which transfer to KCG less the non-taxable gain on Knight shares by GETCO.

This amount has been included as an increase of net deferred tax assets within the other assets line item and an increase in additional paid-in capital.

iii.	The remainder of members’ equity has been reclassified as additional paid-in capital. Below is a full reconciliation of the re-categorization of GETCO members’ equity (in thousands).

	Common Stock	Additional Paid-In Capital
Pro forma share adjustment (1)	$520	$190
Remaining GETCO Members’ equity	—	783,868
Reflection of the deferred tax assets from (ii) above	—	102,251
General Atlantic investment	49	54,951
Intercompany elimination of Knight investment at original value	—	(85,313)

Amounts reflected in Reclassification / adjustments	$569	$855,947

(1)	Represents the par value of the incremental shares received by GETCO unitholders (71.0 million shares (as converted) at $0.01 per share). This share adjustment is further adjusted by the cancellation of Knight shares related to the GETCO investment, as described in (d) above.

f)	The pro forma adjustments to stockholders’ equity in purchase price adjustments represent the elimination of historical Knight stockholders’ equity and the equity purchase (consideration) from GETCO as follows (in thousands):

	Elimination of existing Knight Equity	Total Consideration and Fair Value of previously held equity interest (i)	Change in Equity
Equity Changes:
Common stock	$(4,492)	$1,244	$(3,248)
APIC	(1,683,390)	1,371,891	(311,499)
Retained earnings	(670,423)	—	(670,423)
Treasury stock, at cost	870,819	—	870,819
Accumulated other comprehensive loss	5,771	—	5,771

	$(1,481,715)	$1,373,135	$(108,580)

Consideration paid		$1,373,135
Less par value (ii)		1,244

Change in Additional paid in capital		$1,371,891

i.	Represents total consideration of $1,373.1 million (as described in (c)) with the excess of the total over the par value of KCG shares issued to former Knight stockholders and RSU holders plus the par value of GETCO’s existing ownership in Knight (as described in f.ii. below) being recorded in Additional paid-in capital.
ii	Represents the par value ($0.01 per share) of the KCG shares and RSUs issued to former Knight stockholders (101.1 million shares), vested RSU holders (1.1 million shares/RSUs), and all non-vested RSU holders (3.3 million RSUs) and of GETCO’s previously held equity interest (19.0 million shares), as detailed in the table below (in thousands).

Par Value Calculation

	Shares of Knight	Equivalent share of KCG*	Par value**
Knight shares outstanding:
Current Knight stockholders	303,329	101,110	1,011
Vested RSU’s	3,313	1,104	11
Non-vested RSU’s	9,752	3,251	33
Existing GETCO held equity interest in Knight	56,876	18,959	190

	373,272	124,424	1,244

*	Based on 3 for 1 exchange ratio
**	Par Value of $0.01 per share

Unaudited Pro Forma Income Statement:

g)	Reflects the tax effect of the pro forma adjustments, using a combined federal and state statutory income tax rate for pro forma income statement purposes estimated at 39.5%.

h)	The pro forma adjustments related to Knight’s amortization of intangibles (in thousands):

	Six months ended	Year ended
	June 30, 2013	December 31, 2012
Pro forma amortization expense (i)	$14,237	$28,473
Less: Historical amortization expense	(8,693)	(17,322)

Change in amortization expense	$5,544	$11,151

i.	Represents pro forma amortization expense relating to the estimated fair value of Knight’s intangibles of $165.7 million being amortized over depreciable lives ranging from 5 to 10 years.

i)	Represents reclassifications of expense line items to conform GETCO’s and Knight’s historical financial statements. In addition, deal costs that are currently reflected in the income statements in both the six months ended June 30, 2013 and the year ended December 31, 2012 of $45.0 million and $7.9 million, respectively, have been removed from the Unaudited Pro Forma Income Statements given that these are non-recurring charges directly related to the Transactions.

j)	Reflects changes in interest expense and deferred financing expenses for debt issued in connection with the Transactions (in thousands):

	Six months ended	Year ended
	June 30, 2013	December 31, 2012
Cash Interest Expense:
Interest expense in connection with the Transactions (i)	$23,277	$60,992
Less: historical interest expense on refinanced debt (ii)
Knight	(15,214)	(30,340)
GETCO	(2,193)	(1,194)

Total pro forma adjustment	$5,870	$29,458

Deferred Financing Expense:
Amortization of debt issuance costs (iii)	$4,566	$9,188
Less: historical deferred financing expense on refinanced debt (ii)
Knight	(2,100)	(3,567)
GETCO	(312)	(208)

Total pro forma adjustment	$2,154	$5,413

i.	The interest rate on the first lien term loan is based on LIBOR plus a margin of 4.50%. The first lien term loan will have a first year amortization of $235.0 million with covenants restricting the use of asset sale proceeds to the retirement of debt and equal quarterly payments of $7.5 million thereafter. For purposes of the Unaudited Pro Forma Income Statements, the effective interest rate on the first lien term loan has been assumed to be 5.75%, which reflects a LIBOR floor of 1.25%. The senior secured second lien notes have a five year term. The interest rate on the second lien notes is 8.25%. The effect on net income (after tax effect) of a 1/8 percent variance in interest rates for the first lien term loan would be $0.1 million and $0.4 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.
ii.	Represents eliminations of interest expense, deferred debt placement costs and commitment fees incurred in historical income statements related to the existing debt of both GETCO and Knight that will be refinanced as part of the Transactions.
iii.	Assumes total capitalized debt issuance costs of $34.9 million with $25.6 million being amortized over a four and a half-year period in the case of the first lien term loan, and $9.3 million over five years for the second lien notes.

k)	GETCO’s net (loss) income for both the six months ended June 30, 2013 and year ended December 31, 2012 includes ($23.4 million) and $5.0 million, respectively, in net (loss) income attributable to preferred and participating units. These amounts are excluded from the calculation of basic and diluted earnings (loss) per common unit.

Knight’s net loss from continuing operations for the year ended December 31, 2012 excludes the effects of the dividend on convertible preferred shares, of $2.3 million, and the deemed dividend related to the beneficial conversion feature of convertible preferred shares of $373.4 million. These amounts are included Knight’s basic and diluted earnings per share from continuing operations calculations.

RECONCILIATION OF PRO FORMA GAAP PRE-TAX TO PRO FORMA NON-GAAP PRE-TAX EARNINGS

We believe that certain non-GAAP financial presentations, when taken into consideration with the corresponding Unaudited Pro Forma Income Statements, are important in understanding our operating results. The non-GAAP adjustments incorporate the effects of the August 1, 2012 trading loss incurred by Knight and professional and other fees related to the Mergers. In conjunction with the Mergers, there were certain change in control provisions to the Knight stock plan and GETCO unit plan that required full vesting which resulted in the acceleration of expenses related to our stock and unit-based awards. The adjustments also include the writedown of goodwill and intangible assets, trading losses related to the Facebook IPO, certain gains and writedowns related to our strategic investments, a reserve for legal proceedings and compensation and other expenses related to reductions in force.

We believe the presentation of results excluding these adjustments provides meaningful information to shareholders and investors as they provide further insight into our pro forma results of operations for the six months ended June 30, 2013 and year ended December 31, 2012.

The following tables provide a full reconciliation of pro forma GAAP to pro forma non-GAAP revenue and pre-tax results for the six months ended June 30, 2013 and the year ended December 31, 2012 (in thousands):

Six months ended June 30, 2013	GETCO	Knight	Remove Urban	Other Adjustments	Debt Refinancing	Purchase Price Adjustments	KCG Pro Forma
Reconciliation of Pro Forma GAAP Revenue to Pro Forma Non-GAAP Revenue:
Pro Forma GAAP Revenue	$230,969	$599,690	$(70,323)	$—	$—	$—	$760,336
Writedown of strategic investment	9,184	—	—	—	—	—	9,184

Pro Forma Non GAAP Revenue	$240,153	$599,690	$(70,323)	$—	$—	$—	$769,520

Six months ended June 30, 2013	GETCO	Knight	Remove Urban	Other Adjustments	Debt Refinancing	Purchase Price Adjustments	Other[1]	KCG Pro Forma
Reconciliation of Pro Forma GAAP Pre-Tax to Pro Forma Non-GAAP Pre-Tax:
Pro Forma GAAP Income (Loss) from continuing operations before income taxes	$(76,916)	$(3,315)	$244	$45,026	$(8,023)	$(5,544)	$—	$(48,528)
Accelerated deferred comp, unit / stock-based compensation expense due to Mergers	14,931	22,497	—	—	—	—	—	37,428
Professional and other fees related to Mergers and August 1st technology issue	37,129	31,423	—	(45,026)	—	—	—	23,526
Additional interest expense	—	—	—	—	—	—	(6,794)	(6,794)
Strategic investment impairments	9,184	—	—	—	—	—	—	9,184
Writedown of goodwill related to reverse mortgage business	—	17,787	(17,787)	—	—	—	—	—
Reserve for legal proceedings	—	10,000	—	—	—	—	—	10,000
Compensation and other expenses related to reduction in workforce	8,517	12,995	—	—	—	—	—	21,512

Pro Forma Non GAAP Income (Loss) from continuing operations before income taxes	$(7,155)	$91,387	$(17,543)	$—	$(8,023)	$(5,544)	$(6,794)	$46,328

Totals may not add due to rounding

1 The Unaudited Pro Forma Income Statements give effect to the Transactions as if they had occurred on January 1, 2012. As part of that assumption, $235.0 million of the first lien term loan is payable in the first year. Therefore, the six months ended June 30, 2013 does not include interest expense on this portion of the loan. The Pro Forma Non-GAAP Income (Loss) from continuing operations before income taxes adds back the expected interest expense on the $235.0 million for the six months ended June 30, 2013.

Year ended December 31, 2012	GETCO	Knight	Remove Urban	Other Adjustments	Debt Refinancing	Purchase Price Adjustments	KCG Pro Forma
Reconciliation of Pro Forma GAAP Revenue to Pro Forma Non-GAAP Revenue:
Pro Forma GAAP Revenue	$551,536	$590,251	$(116,096)	$—	$—	$—	$1,025,691
August 1st trading loss, related costs and professional and other fees related to Mergers	—	457,570	—	—	—	—	457,570
Facebook IPO trading losses	—	35,438	—	—	—	—	35,438
Investment gain	(25,092)	(9,992)	—	—	—	—	(35,084)
Writedown of strategic investment	1,360	11,384	—	—	—	—	12,744

Pro Forma Non GAAP Revenue	$527,804	$1,084,651	$(116,096)	$—	$—	$—	$1,496,359

Year ended December 31, 2012	GETCO	Knight	Remove Urban	Other Adjustments	Debt Refinancing	Purchase Price Adjustments	KCG Pro Forma
Reconciliation of Pro Forma GAAP Pre-Tax to Pro Forma Non-GAAP Pre-Tax:
Pro Forma GAAP Income (Loss) from continuing operations before income taxes	$26,427	$(412,890)	$(36,005)	$7,895	$(34,871)	$(11,151)	$(460,595)
August 1st trading loss, related costs and professional and other fees related to Mergers	4,318	468,792	—	(7,895)	—	—	465,215
Writedown of goodwill and intangible assets	—	28,733	(1,381)	—	—	—	27,351
Facebook IPO trading losses	—	35,438	—	—	—	—	35,438
Investment gain	(25,092)	(9,992)	—	—	—	—	(35,084)
Writedown of strategic investment	1,360	11,384	—	—	—	—	12,744

Pro Forma Non GAAP Income (Loss) from continuing operations before income taxes	$7,013	$121,465	$(37,386)	$—	$(34,871)	$(11,151)	$45,069

Totals may not add due to rounding